Contact:
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Edmund T. Leonard
Chairman of the Board and Chief Financial Officer
(410) 547-1088

                                  PRESS RELEASE

                               BV FINANCIAL, INC.
                             ANNOUNCES CASH DIVIDEND


         Baltimore, Maryland; November 16, 2006. The Board of Directors of BV Financial, Inc. (the "Company") (OTCBB: BVFL) today declared a cash dividend on the Company's outstanding shares of common stock for the quarter ended September 30, 2006. The dividend of $0.05 per share will be paid on or about December 22, 2006 to stockholders of record as of the close of business on November 30, 2006.

         Bay-Vanguard, M.H.C., the Company's mutual holding company parent, intends to file notice with the Office of Thrift Supervision of its intent to waive receipt of the dividend.

         BV Financial, Inc. is the parent company of Bay-Vanguard Federal Savings Bank. Bay-Vanguard Federal Savings Bank is headquartered in Baltimore, Maryland with three other branches in the Baltimore metropolitan area. The Bank is a full service community-oriented financial institution dedicated to serving the financial service needs of consumers and businesses within its market area.